Exhibit 5(a)(ii)


                                   SCHEDULE B

                     THE RODNEY SQUARE STRATEGIC EQUITY FUND


                                  FEE SCHEDULE


                                            % of average
      PORTFOLIO                           DAILY NET ASSETS
      ---------                           ----------------

Large Cap Growth Equity Portfolio              0.55%
Large Cap Value Equity Portfolio               0.55%
Small Cap Equity Portfolio                     0.60%
International Equity Portfolio                 0.65%






























Amended Schedule adopted on June 29, 1998.